Exhibit 99.1

Shake Shack Appoints Tara Comonte as Chief Financial Officer

NEW YORK, NY (Business Wire) - May 1, 2017 - Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced that Tara Comonte has been appointed to serve as the Company’s Chief Financial Officer, effective mid-June 2017. Tara joins Shake Shack’s executive leadership team, and will be responsible for leading financial operations across the Company, as well as providing overall strategic direction along with the Company’s CEO, Randy Garutti.

Tara brings to Shake Shack more than 15 years of international finance and operations experience, including strategy development and execution, accounting, tax, treasury and investor relations, plus business intelligence and technology.

Randy Garutti, CEO of Shake Shack, stated, "I am excited to welcome Tara to the Shake Shack leadership team as CFO. Her breadth of experience, together with her innovative and results-oriented mindset make her the right person to help lead and champion Shake Shack’s incredible growth ahead. I know Tara will be an outstanding addition to Shake Shack's unique people culture, as well as helping us define and execute against our sizeable growth opportunity.”

Prior to joining Shake Shack, Ms. Comonte served as Chief Financial & Business Affairs Officer and Executive Vice President at Getty Images, having joined in April 2013 as Chief Financial Officer and Senior Vice President. Earlier in her career, Ms. Comonte served as Chief Financial Officer at McCann Worldgroup, the world’s largest marketing communications business and part of Interpublic Group (IPG), a Fortune 500 publicly-traded company. Previously, she was a key founding member of Mediabrands, IPG’s award-winning media group, managing more than $30 billion of billings globally, serving there as Global CFO and COO. Tara brings a clear track record, from both Getty Images and IPG, of having delivered successfully against a global growth agenda with significant positive impact on business results.

Tara believes in a culture of empowerment and partnership and this approach has been recognized throughout her career. Tara was the first CFO to be inducted into the American Advertising Federation Hall of Achievement, received the Industry Innovator & Quantum Leap Award from Advertising Women of New York (AWNY), named a Young Global Leader at the World Economic Forum, and is a Crain’s New York Business “40 under 40” awardee.

"Shake Shack has built an incredible brand, delivered impressive expansion and growth, all while maintaining its core values. I have admired the business from a distance and am now thrilled to join the team. There are so many opportunities that lie ahead for Shake Shack, they’re just getting started, and I am fortunate to be part of the next phase of that journey,” said Tara Comonte.

A proud native of Scotland, Tara lives in Brooklyn, New York with her partner and three children, and will be based in Shake Shack’s home office in New York City.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 17 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.